Exhibit N.5

Awareness Letter of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Solar Senior Capital Ltd. and Subsidiary:

Re: Securities Act of 1933 Registration No. 333-179433

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 31, 2013 related to our review of interim financial information. Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York

September 19, 2013